EXHIBIT A

Executive Officers and Directors of Westar Industries, Inc. and Westar Energy, Inc.

Executive Officers and Directors of Westar Industries, Inc.

Address: 818 S. Kansas Avenue, Topeka, KS 66612

Name	Westar Industries Position	Principal Occupation

James S. Haines, Jr.	Director and President	President and Chief Executive Officer Westar Energy, Inc. 818 S. Kansas Avenue, Topeka, KS 66612

Mark A. Ruelle	Vice President	Executive Vice President and Chief Financial Officer Westar Energy, Inc. 818 S. Kansas Avenue, Topeka, KS 66612

Greg A. Greenwood	Secretary and Treasurer	Treasurer Westar Energy, Inc. 818 S. Kansas Avenue, Topeka, KS 66612

Executive Officers and Directors of Westar Energy, Inc. Address: 818 S. Kansas Avenue, Topeka, KS 66612

Name	Westar Energy Position	Principal Occupation

James S. Haines, Jr.	Director, President and Chief Executive Officer	Same

William B. Moore	Executive Vice President and Chief Operating Officer	Same

Mark A. Ruelle	Executive Vice President and Chief Financial Officer	Same

Charles Q. Chandler, IV.	Chairman of the Board	Chairman of the Board, President and Chief Executive Officer INTRUST Bank 105 N. Main Street Wichita, KS 67202

Mollie Hale Carter	Director	Vice President Star A, Inc. 6401 West 92nd Stree Shawnee Mission, KS 66212

R.A. Edwards	Director	President, Chief Executive Officer and Director First National Bank of Hutchinson 1 North Main Hutchinson, KS 67501

Arthur B. Krause	Director	8611 Reinhardt Lane

Leawood, KS 66206

Michael F. Morrissey	Director	12401 Fontana Leawood, KS 66209

John C. Nettels, Jr.	Director	Partner Stinson Morrison Hecker, LLP 9 Corporate Woods, Suite 450 9200 Indian Creek Parkway, Overland Park, KS 66210-2008